EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-166327 on Form S-8 of our report dated June 27, 2011, with respect to the consolidated financial statements of CryoPort, Inc. included in this Annual Report on Form 10-K of CryoPort, Inc. for the years ended March 31, 2011 and 2010.
/s/ KMJ Corbin & Company, LLP
Costa Mesa, California
June 27, 2011